EXHIBIT 99.1

NetSol Technologies Limited Pakistan, (“NetSol PK”), a majority owned subsidiary of NetSol Technologies, Inc. servicing the Asia-Pacific region, today announced financial results for the quarter ended September 30, 2017.

Financial Highlights Q1, 2017-18

●	Net revenues were PKR 833 million compared to PKR 963 million in corresponding quarter of last fiscal year

●	Gross profit remained PKR 261 million versus PKR 360 million in the same period of last fiscal year

●	Company posted a net profit of PKR 126 million compared to PKR 77 million last year

Company posted revenues of PKR 833 million for the quarter ended September 30, 2017 compared with PKR 963 million in same quarter of last year. Gross profit remained at PKR 261 million compared to PKR 360 million in the corresponding period. Cost of sales of the company decreased from PKR 603 million to PKR 571 million due to the cost cutting measures taken by the company during the last fiscal year. The Company posted a net profit after tax of PKR 126 million or a profit of PKR 1.40 per diluted share in comparison of a net profit of PKR 77 million or PKR 0.85 per diluted share in the same quarter of fiscal year 2017.